EXHIBIT 23.1  CONSENT OF EXPERTS


                   CONSENT OF CERTIFIED PUBLIC ACCOUNTANTS


Cordovano and Company
Certified Public Accountants
201 Steele Street, Suite 300
Denver, Colorado 80206

December 19, 2001


To Whom It May Concern:

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-8) which grants an aggregate of 1,200,000 Shares of Common stock of Barrington Foods International, Inc., under a certain "Consulting Agreements" with Mr. Harry Kay, Mr. Art Skagen, Esq., Mr. Thomas C. Cook, Esq. and Mr. T. J. Jesky, and to the incorporation by reference therein of our report dated January 19, 2001 with respect to the financial statements of the Company included in its annual report and the quarterly reports filed with the Securities and Exchange Commission.



/s/  Sam Cordovano
     ----------------------
      Sam Cordovano, CPA

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